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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                     NEXTHEALTH, INC. AND MANAGEMENT GROUP
               ANNOUNCE MERGER AGREEMENT TO TAKE COMPANY PRIVATE


     Tucson, Arizona (April 16, 2001)(NASDAQ: NEXT) -- NextHealth, Inc. (the "Company") and Anam LLC, an entity controlled by William T. O'Donnell, Jr., the Company's Chairman and Chief Executive Officer and George L. Ruff, a Director of the Company, announced today that they have entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Anam would acquire all of the outstanding capital stock of the Company. Under the terms of the Merger Agreement, the Company's stockholders (other than Anam and its subsidiaries) will receive cash in the amount of $5.65 per share of outstanding common stock (including shares of common stock issuable upon conversion of outstanding preferred stock). In addition, all unexercised Company employee and director options and outstanding warrants will be converted into a right to receive cash in the amount of $5.65 (less the applicable exercise price) for each share of common stock issuable upon the exercise of such options and warrants.

  The Company's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby based upon the unanimous recommendation of a Special Committee of the Board and the receipt of an opinion from Prudential Securities Incorporated that the merger consideration to be received by the Company's stockholders pursuant to the Merger Agreement is fair to such stockholders (other than Anam and its controlling affiliates) from a financial point of view. The Special Committee of the Board is composed exclusively of directors with no financial interest in the merger that is different from the interests of the Company's stockholders generally.

  Closing of the merger is subject to the approval of the Company's stockholders, customary regulatory approvals and the completion of Anam's financing for the merger. The Merger Agreement also contains customary non-solicitation provisions and termination fee provisions. Consistent with its fiduciary duties and subject to the terms of the Merger Agreement, the Company's Board of Directors has reserved its ability to respond to third parties where appropriate. The parties currently expect the merger to be consummated in the summer of 2001.

  Anam has deposited a letter of credit in the amount of $2,500,000 into an escrow account as security for the performance of its obligations under the Merger Agreement. In the event the Company accepts a third party offer or the Merger Agreement is terminated following the occurrence of certain other events set forth in the Merger Agreement, Anam will be entitled to receive payments in an aggregate amount of up to $2,400,000 and the return of its deposit.
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  NOTICE TO READ PROXY STATEMENT: A proxy statement will be filed by the Company with the Securities and Exchange Commission ("SEC"). Stockholders are urged to read the proxy statement and any other relevant documents to be filed with SEC, which will contain important information that should be considered before a decision is made regarding the merger. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders in favor of the merger. The merger will be subject to the "going private" rules and regulations of the SEC. Proxy statements will be mailed to each stockholder with the notice of the stockholder meeting to be held for the purpose of voting upon the merger. In addition, when available, stockholders may obtain a free copy of the proxy statement and other documents filed by the Company with the SEC at the SEC's web site www.sec.gov or from the Company by contacting the corporate secretary, Bertha Kenny (520.818.5811).

  This press release contains forward-looking statements regarding plans and expectations for the future. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include: the failure of the Company's stockholders to approve the merger, and other reasons that could cause the Merger Agreement to terminate in accordance with its terms (including Anam's inability to complete the financing for the merger); competition from other resort hotel/spas and/or behavioral health facilities; seasonality; or an economic downturn that could limit leisure activity spending. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this press release and in other reports, please refer to the discussions of Factors That May Affect Future Results detailed in the Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's annual report on Form 10-K for the year ended December 31, 2000.

For Information Contact:

Loree Thompson
Chief Financial Officer
(520) 818-5800

or

Anna Caston
Prudential Securities Incorporated
(the Financial Advisor to the Special Committee)
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(212) 778-8672